EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2009 EARNINGS
First Quarter 2009 Highlights
•	Earnings increased to $42.1 million or $0.58 per diluted common share

•	Book value increased to $10.34 per common share

•	Portfolio of almost exclusively agency-guaranteed residential ARM securities increased to $7.64 billion

•	Portfolio leverage reduced to 7.30 times long-term investment capital

•	Financing spreads increased to 2.16%
     DALLAS — April 30, 2009 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $42,076,000 for the quarter ended March 31, 2009 compared to $24,302,000 for the fourth quarter of 2008. After considering preferred share dividends, the Company earned $0.58 per diluted common share for the first quarter of 2009 compared to $0.32 for the fourth quarter of 2008. The Company paid a first quarter dividend of $0.56 per common share on April 20, 2009.
First Quarter Earnings and Related Discussion
     Capstead’s earnings for the first quarter of 2009 were higher than earnings for the fourth quarter of 2008 as higher net interest margins on the Company’s interest-earning assets benefited from lower borrowing rates. These assets consist principally of a core portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Average financing spreads increased to 216 basis points during the current quarter, a 99 basis point improvement over the fourth quarter of 2008. Borrowing rates declined as the Company’s borrowings under repurchase agreements, including a portion of its relatively high cost longer-dated borrowings, were replaced at significantly lower rates than what was available during much of the fourth quarter.
     Yields on the Company’s total interest-earning assets averaged 4.61% during the first quarter of 2009, a decline of 27 basis points from an average of 4.88% during the fourth quarter of 2008, reflecting lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates and, to a lesser extent, lower yielding portfolio acquisitions. Mortgage prepayments remained at favorable levels, with portfolio runoff totaling $286 million in principal amount during the first quarter, representing an annualized runoff rate of 14%. This compares to $309 million during the fourth quarter of 2008, representing an annualized runoff rate of 15%. Low prepayment levels experienced in recent quarters reflect the pronounced contraction seen in residential mortgage lending, largely because of national trends toward declining home values and more stringent mortgage loan underwriting standards. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset.
     Interest rates on all interest-bearing liabilities (including the Company’s unsecured borrowings) averaged 2.45% during the first quarter of 2009, a decline of 126 basis points from an average of 3.71% during the fourth quarter of 2008. The Company’s borrowings under repurchase arrangements as of March 31, 2009 consisted of $6.11 billion of primarily 30-day borrowings with 15 counterparties at average rates of 0.80% and $732 million of longer-term repurchase arrangements with two counterparties entered into in 2007 at average rates of 5.13% that mature over the next 5 months. Under the terms of interest rate swap agreements entered into with three large commercial bank counterparties, the Company pays fixed rates of interest averaging 3.08% on notional amounts totaling $2.3 billion with an average maturity of 12 months as of March 31, 2009. Variable payments based on one- and three-month London Interbank Offer Rate (LIBOR) received by the Company under these agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s 30- to 90-day borrowings.
     Capstead’s mortgage holdings increased during the first quarter by $141 million to $7.64 billion as of March 31, 2009, reflecting portfolio acquisitions in excess of runoff and higher pricing levels since year-end for agency-guaranteed mortgage securities. Recent efforts by the federal government to lower mortgage interest rates and improve overall liquidity in the residential mortgage market contributed to the improvement in pricing. The Company acquired $361 million in principal amount of primarily current-reset ARM securities during the quarter at purchase yields averaging 3.30%, contributing $75 million to the increase in the portfolio for the quarter, after considering portfolio runoff. The remainder of the increase in portfolio is attributable to higher pricing levels and is the primary contributor to a $78 million increase in the Company’s long-term investment capital to $939 million, which had the effect of reducing portfolio leverage to 7.30 to one at the end of the first quarter, from 7.85 to one at year-end.
First Quarter Common Equity Issuances
     During the first quarter of 2009 Capstead raised $2.7 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 231,541 common shares at an average price of $11.70 per share ($11.56 per share, net of expenses), under the Company’s continuous offering program. The Company may raise more capital in future periods, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.
Book Value per Common Share
     Substantially all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by credit market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities of any type. This generally results in a more stable book value per common share. As of March 31, 2009, Capstead’s book value per common share was $10.34, an increase of $1.20 during the quarter. The following table progresses book value per common share during the first quarter:

Per Common
Share
Book value, beginning of quarter	$9.14
Accretion attributed to capital transactions	0.01
Earnings in excess of dividend distributions	0.02
Improvements in value of mortgage securities classified as available-for-sale	1.04
Improvements in value of interest rate swap agreements designated as cash flow hedges	0.13

Book value, end of quarter	$10.34

Management Remarks
     Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “As anticipated, interest rates on our short-term borrowings declined considerably during the first quarter, resulting in a pronounced expansion in our net interest margins. Additionally, government actions in recent quarters to support the market for agency-guaranteed residential mortgage securities contributed to greater demand and higher prices for the types of securities we hold, which improved our book value and, more importantly, the availability of financing for our portfolio. Market conditions have continued to improve since the end of the quarter with recent interest rates on new 30-day borrowings generally between 50 and 60 basis points.
     “Even as portfolio yields continue trending lower over the next twelve months, the improvements we are experiencing in our borrowing rates should allow us to continue producing attractive financing spreads during this period. Lower ARM coupon interest rate resets, lower yielding acquisitions as well as higher levels of mortgage prepayments are expected to affect portfolio yields. While seasonal trends and lower prevailing mortgage interest rates will likely result in higher prepayments this spring and summer, the impact on our portfolio from recent government initiatives designed to reduce fixed-rate mortgage interest rates may be partially mitigated by the composition of our investment portfolio. More specifically, over 60% of our portfolio is backed by ARM loans with coupon interest rates that will be resetting in the coming quarters to levels below current fixed-rate mortgage interest rates. In addition, a substantial portion of our longer-to-reset portfolio is comprised of mortgage loans with original underwriting characteristics and terms that may make it less likely that these homeowners will qualify for refinancing under most refinancing programs currently available. Given the inherent strengths of our investment portfolio, we look forward to continuing to declare very attractive dividends under these market conditions.

     “We are confident our core investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”
Earnings Conference Call Details
     An earnings conference call and live webcast will be hosted Friday, May 1, 2009 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call, a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website. A replay of the call will be available through May 15, 2009 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 318445.
About Capstead
     Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Mortgage securities and similar investments ($7.3 billion pledged under repurchase arrangements)	$7,640,072	$7,499,530
Cash collateral receivable from interest rate swap counterparties	48,182	53,676
Cash and cash equivalents	116,852	96,839
Receivables and other assets	85,928	76,200
Investments in unconsolidated affiliates	3,117	3,117

	$7,894,151	$7,729,362

Liabilities
Repurchase arrangements and similar borrowings	$6,849,684	$6,751,500
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	38,344	46,679
Common stock dividend payable	35,501	22,728
Accounts payable and accrued expenses	28,640	44,910

	7,055,264	6,968,912

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 195 and 197 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively ($3,191 aggregate liquidation preference)	2,720	2,755
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at March 31, 2009 and December 31, 2008 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
63,395 and 63,135 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	634	631
Paid-in capital	979,016	975,893
Accumulated deficit	(356,641)	(358,155)
Accumulated other comprehensive income (loss)	36,453	(37,379)

	838,887	760,450

	$7,894,151	$7,729,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$938,865	$860,428
Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	7.30:1	7.85:1
Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred) (unaudited)	$10.34	$9.14

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31
	2009	2008

Interest income:
Mortgage securities and similar investments	$87,884	$106,351
Other	217	804

	88,101	107,155

Interest expense:
Repurchase arrangements and similar borrowings	(39,957)	(69,306)
Unsecured borrowings	(2,187)	(2,187)

	(42,144)	(71,493)

	45,957	35,662

Other revenue (expense):
Loss from portfolio restructurings	—	(1,408)
Miscellaneous other revenue (expense)	(105)	39
Incentive compensation expense	(1,134)	(2,250)
General and administrative expense	(2,707)	(1,961)

	(3,946)	(5,580)

Income before equity in earnings of unconsolidated affiliates	42,011	30,082

Equity in earnings of unconsolidated affiliates	65	65

Net income	$42,076	$30,147

Net income available to common stockholders:
Net income	$42,076	$30,147
Less cash dividends paid on preferred shares	(5,061)	(5,064)

	$37,015	$25,083

Net income per common share:
Basic	$0.59	$0.54
Diluted	0.58	0.53

Weighted average common shares outstanding:
Basic	62,752	46,154
Diluted	72,873	56,413

Cash dividends declared per share:
Common	$0.560	$0.520
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	March 31, 2009					December 31, 2008
	Principal			Market	Unrealized Gains	Unrealized Gains
	Balance	Premiums	Basis/Notional Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$221	$1	$222	$241	$19	$19
Current-reset ARMs	4,369,303	50,590	4,419,893	4,425,103	5,210	(29,287)
Longer-to-reset ARMs	2,651,402	40,162	2,691,564	2,758,220	66,656	38,962
Ginnie Mae:
Current-reset ARMs	379,434	2,004	381,438	385,290	3,852	478

	$7,400,360	$92,757	$7,493,117	$7,568,854	$75,737	$10,172

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$2,300,000	$(38,344)	$(38,306)	$(46,318)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$732,139	$740,284	$(8,145)	$(15,445)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $13.4 million and investments in unsecuritized residential and commercial loans with a cost basis of $57.9 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of March 31, 2009 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 33 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. At March 31, 2009 these swap positions had an average maturity of 12 months and an average fixed-rate of 3.08%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 9-month term of the derivative. At March 31, 2009 the amortized amount included in Accumulated other comprehensive income (loss) for this and other terminated hedge relationships totaled $977,000.

(d)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of March 31, 2009 these borrowings, which mature over the next five months, carried an average interest rate of 5.13%.

CAPSTEAD MORTGAGE CORPORATION
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	1st Quarter 2009 Average(a)			4th Quarter 2008 Average(a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$9,762	6.43%	23%	$10,493	6.56%	25%
ARMs	7,055,661	4.70	14	7,268,674	4.90	15
Ginnie Mae ARMs	389,261	4.58	15	405,376	4.81	15

	7,454,684	4.70	14	7,684,543	4.90	15

Unsecuritized residential mortgage loans:
Fixed-rate	5,659	8.10	36	5,944	7.09	9
ARMs	8,981	5.38	13	9,196	5.90	5

	14,640	6.43	24	15,140	6.36	7
Commercial loans	43,728	—	—	43,370	8.48	—
Collateral for structured financings	4,168	7.74	24	4,590	7.79	16

	7,517,220	4.68	14	7,747,643	4.92	15
Other interest-earning assets(b)	125,878	0.70		85,930	1.26

	7,643,098	4.61		7,833,573	4.88

Secured borrowings based on:
30-day to 90-day interest rates	5,874,144	1.93		5,655,431	3.31
Greater than 90-day interest rates	910,729	5.09		1,357,963	5.01
Structured financings	4,168	7.74		4,590	7.79

	6,789,041	2.35		7,017,984	3.64
Unsecured borrowings(c)	103,095	8.49		103,095	8.49

	6,892,136	2.45		7,121,079	3.71

Capital employed/total financing spread	$750,962	2.16		$712,494	1.17

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap agreements.

(c)	Unsecured borrowings consist of 30-year junior subordinated notes issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.